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                                                                    EXHIBIT 10.1

                             GOLD RANCH CASINO LEASE

                                     BETWEEN

                                LAST CHANCE, INC.
                              A Nevada Corporation

                                       AND

                       PROSPECTOR GAMING ENTERPRISES, INC.
                              A Nevada Corporation

                                       AND

                           TARGET INVESTMENTS, L.L.C.
                       a Nevada limited liability company


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                             GOLD RANCH CASINO LEASE

        This Gold Ranch Casino Lease ("Lease") is made this 27th day of December, 2001, by and between Last Chance, Inc., a Nevada Corporation (Last Chance) and Prospector Gaming Enterprises, Inc., a Nevada Corporation, doing business as Gold Ranch Casino & RV Resort (sometimes referred to as PGE) with respect to the lease of the Gold Ranch Casino Property and improvements and the FF&E; and

by and between Last Chance and Target Investments, L.L.C., a Nevada limited liability company (Target) with respect to the lease of the Leach Field Property, the Frontage Parcel and the Sign Easement.

PGE and Target are jointly referred to as Landlord.

                                 R E C I T A L S

        This Lease is made with reference to the following facts and objectives:

        A. Capitalized terms used in this Lease and not otherwise defined shall have the meanings ascribed to such terms in Section 1.

        B. This Lease is one of the Integrated Agreements by and between Last Chance and PGE and its Affiliates, for the acquisition by Last Chance of all of the Integral Properties and Assets of the Gold Ranch Casino and RV Resort.

        C. PGE is the owner of the Gold Ranch Casino Property, the Premises and the FF&E, and Target is the owner of the Leach Field Property, the Frontage Parcel and the real property to be burdened by the Sign Easement;

        D. Last Chance desires to lease the Gold Ranch Casino Property, the Premises and the FF&E from PGE and PGE desires to lease the Gold Ranch Casino Property, Premises and FF&E to Last Chance; and

        E. Last Chance desires to lease the Leach Field Property and the Frontage Parcel and to acquire the Sign Easement from Target and Target desires to grant the Sign Easement and to lease the Leach Field Property and the Frontage Parcel to Last Chance.

        NOW, THEREFORE, in consideration of the Recitals and the premises, the execution and delivery of the other Integrated Agreements, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Landlord and Last Chance covenant and agree as follows:


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1.  DEFINITIONS.

        1.1 "Affiliate" means as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children, grandchildren, brothers and sisters, of such individual and any trust the principal beneficiary of which is such individual or one or more members of such individual's immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of the management or policies, whether through the ownership of securities, limited liability company or partnership or other ownership interests, by contract or otherwise.

        1.2 "Asset Purchase Agreement" means the Asset Purchase Agreement by and between Prospector Gaming Enterprises, Inc., a Nevada Corporation and Last Chance, Inc., a Nevada Corporation, executed contemporaneously herewith and as to which this Lease is an integral part.

        1.3 "Associated Equipment" shall have the meaning ascribed to that term in NRS 463.0136.

        1.4 "Business Expenditures" means all costs incurred by Last Chance for the purchase, replacement, maintenance or repair of and for the Integral Properties and Assets other than sums expended for fixtures and items which are expensed, as opposed to amortized or depreciated, in accordance with GAAP, excluding the purchase of the Acquired Assets as provided in the Asset Purchase Agreement.

        1.5 "California Lottery Property" means the real property and improvements located in Washoe County, Nevada and Sierra County, California, owned by Target Investments, L.L.C., and described in Exhibit 1 (APN 038-230-06 and APN 023-100-06) upon and from which California Prospectors, Ltd., a Nevada limited liability company, operates the California Lottery Station.

        1.6 "California Lottery Station" means the improvements located on the California Lottery Property from which California Prospectors, Ltd. operates as a California Lottery game retailer, including the building containing the lottery station and a convenience store, adjacent parking, landscaping and associated improvements, furniture, fixtures and equipment not otherwise owned by California Prospectors, L.L.C.

        1.7 "California Lottery Station Lease" means the California Lottery Station Lease between California Prospectors, Ltd., and Target Investments, LLC, as "Landlord", for the lease of the California Lottery Property and the California Lottery Station.


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        1.8 "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended.

        1.9 "Closing" means the completion of the transaction contemplated by the Integrated Agreements on the Closing Date.

        1.10 "Closing Date" means the last day of the month in which all conditions precedent to the Closing have occurred as provided in the Asset Purchase Agreement.

        1.11 "Environmental Claim" means, with respect to any Person, any written notice, claim, demand or other communication (collectively, a "claim") by any other person alleging or asserting such person's liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other premises, personal injuries, fines or penalties arising out of, based on or resulting from (A) the presence, or into the environment, of any Hazardous Material at any location, whether or not owned by such person, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        1.12 "Environmental Laws" means any law, regulation or order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges Releases or threatened Releases of Hazardous Materials into the environment (including without limitation ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        1.13 "Exhibit" shall mean those documents identified as such and attached hereto and incorporated by this reference.

        1.14 "Extended Term" means the term of any extension of the Lease arising from Last Chance's exercise of an option to extend under Section 2.3.

        1.15 "FF&E" means any and all furniture, fixtures and equipment installed or used, or to be installed or used, in connection with the operation of the Property or the Premises which is not owned by Last Chance, including, but not limited to, the plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping and irrigation systems.


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        1.16 "Fixture" means an item or items of personal property which have been permanently attached to the Premises or the Property the removal of which will cause material damage.

        1.17 "Frontage Parcel" means a portion of that certain parcel or real property (APN 038-241-08) located in Washoe County, Nevada, as more particularly described in Exhibit 1.

        1.18 "GAAP" means generally accepted accounting principles applied on a consistent basis from period to period.

        1.19 "Gaming Devices" shall have the meaning ascribed thereto by NRS 463.0155.

        1.20 "Gaming Revenue" shall mean Gross Revenue less: (i) all revenue received from any game, gaming device or inter-casino linked gaming system operated on the Premises which is shared with any other person or entity, including, without limitation, the operator of an inter-casino linked gaming system, and (ii) all sums paid by Last Chance to the Nevada Gaming Commission under and pursuant to NRS 463.370.

        1.21 "Gold Ranch Casino Property" means the real property upon which the Gold Ranch Casino, adjacent buildings, structures and parking facilities are located at I-80 West, Exit 2, Gold Ranch Road, Verdi, Nevada 89439 (APN 038-230-24) as more particularly described in Exhibit 1.

        1.22 "Gold Ranch RV Resort " means the 105 space recreational vehicle park operated by Gold Ranch RV Resort, LLC, a Nevada limited liability company, on the RV Park Property, together with all improvements and furniture, fixtures and equipment used in conjunction therewith.

        1.23 "Governmental Authority" shall mean any federal, state, regional, county or municipal governmental agency, board, commission, officer or official having or exercising or purporting to have or exercise jurisdiction over the Property, the Premises or the FF&E.

        1.24 "Gross Revenue" means and shall be calculated as provided in NRS 463.0161, and NRS 463.3715.

        1.25 "Hazardous Materials" means and includes (1) any "hazardous substance," as defined by CERCLA or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance;
(2) any "waste" or "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (3) any pollutant, contaminant, material, substance or waste regulated by the Clean Water Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or


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ordinance; (4) any pollutant, contaminant, material, substance or waste regulated by the Clean Air Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (5) any petroleum product; (6) any polychlorinated biphenyls; or (7) any radioactive material or substances.

        1.26 "Initial Term" means the term of this Lease and Last Chance's obligation to pay Rent which shall commence on the Closing and shall, unless terminated or extended as provided in this Lease, continue for a period of twenty (20) years thereafter.

        1.27 "Integral Properties and Assets" means all of the assets, real and personal, tangible and intangible, which constitute integral parts of the businesses operated by Prospector Gaming Enterprises, Inc., and its Affiliates, as the Gold Ranch Casino & RV Resort, as more particularly described in the Asset Purchase Agreement.

        1.28 "Integrated Agreements" means this Lease and each of the agreements and documents described as a component of that term in the Asset Purchase Agreement, which constitute integral parts of the single transaction by which Last Chance, Inc., will acquire the businesses and assets (real, personal, tangible and intangible) operated by Prospector Gaming Enterprises, Inc., and its Affiliates, as the Gold Ranch Casino & RV Resort.

        1.29 "Jack In The Box Lease" shall mean that certain lease agreement by and between the PGE and Foodmaker, Inc., a Delaware corporation, dated November 16, 1998, to be to be assigned by PGE to Last Chance for delivery on the Closing.

        1.30 "Leach Field Property" means a portion of that certain parcel of real property located in Washoe County, Nevada, designated as APN 038-230-02 and more particularly described in Exhibit 1.

        1.31 "Lease Term" means the total of the Initial Term and any and all Extended Terms of this Lease.

        1.32 "Nevada Gaming Authorities" means the Nevada Gaming Commission and the State Gaming Control Board.

        1.33 "Option to Purchase the Gold Ranch Casino Property" means the Option to Purchase the Gold Ranch Casino Property and Improvements, the Leach Field Property, the Frontage Parcel, the California Lottery Station and the California Lottery Property, and Right of First Refusal executed on even date herewith by and between Prospector Gaming Enterprises, Inc. and Target Investments, L.L.C., and Last Chance, as one of the Integrated Agreements.

        1.34 "Option to Purchase Gold Ranch RV Resort Business" means the Option To Purchase All Assets of Gold Ranch RV Resort Business and Right Of First Refusal executed on even date herewith pursuant to the Asset Purchase Agreement by which


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Gold Ranch RV Resort L.L.C., grants to Last Chance an option to purchase the
Gold Ranch RV Resort business and a right of first refusal with respect thereto.

        1.35 Option To Purchase The RV Park Property" means the Option to Purchase the RV Park Property and Right of First Refusal executed on even date herewith pursuant to the Asset Purchase Agreement by which Prospector Gaming Enterprises, Inc. grants to Last Chance an option to purchase the RV Park Property and a right of first refusal.

        1.36 "Permitted Exceptions" means those liens and encumbrances, approved by Last Chance, to which the Property, Premises, or FF&E re or will be subject at the Closing as set forth on Exhibit 2 attached hereto.

        1.37 "Person" means an individual, firm, corporation, trust, association, partnership, joint venture, tribunal or other entity.

        1.38 "Preliminary Title Reports" shall mean, cumulatively, the preliminary title reports prepared by Western Title Company, Inc., dated December 21, 2001 and Inter-County Title Co., dated August 27, 2001, copies of which are attached to the "Asset Purchase Agreement as Exhibit 24.

        1.39 "Premises" means all improvements located upon the Property including, but not limited to, the Gold Ranch Casino, adjacent buildings, structures and parking facilities otherwise known as the Gold Ranch Casino & RV Resort located at I-80 West, Exit 2, Gold Ranch Road, Verdi, Nevada 89439.

        1.40 "Property" means the Gold Ranch Casino Property, the Leach Field Property, the Frontage Parcel and the Sign Easement, as more particularly described in Exhibit 1.

        1.41 "Purchase Options" means the Option to Purchase the Gold Ranch Casino Property, the Option to Purchase the RV Park Property, the Option to Purchase the Gold Ranch RV Resort Business and the options to purchase contained in the Water and Sewer Service Agreement including, in each case, the rights of first refusal granted to Last Chance in those documents.

        1.42 "Readerboard Sign" means the double column elevated electric readerboard sign located on that certain parcel of real property designated as APN 038-241-08, at the site depicted in Exhibit 1.

        1.43 "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any real or personal property or any fixture, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.


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        1.44 "RV Park Property" means the real property described in Exhibit 1
(APN 038-241-07 and APN 023-100-13), and the improvements located thereon, upon which the Gold Ranch RV Resort is located.

        1.45 "Sign Easement" means the easement granted by Target hereunder for the placement, use, maintenance and enjoyment of the double column elevated electric reader-board sign located on APN 038-241-08 at the site depicted in
Exhibit 1, as provided in Section 2.4 of this Lease.

        1.46 "Title Company" shall mean, collectively, Western Title Company, Inc. located at 241 Ridge Street, Reno, Nevada 89501, the authorized agent for Ticor Title Insurance Company, and Inter-County Title Co. of Nevada County, with offices at 11851 Sutton Way, Grass Valley, California 95945.

        1.47 "Water and Sewer Service Agreement" means the agreement by and between PGE, Target, Stremmel Capital Group, Ltd. and Last Chance pursuant to which water and sewer service is to be provided by PGE, Target and Stremmel Capital Group, Ltd. to the Integrated Properties and Assets.

2.      GRANT AND TERM.

        2.1 Lease Grant. Landlord leases the Property, the Premises and the FF&E, to Last Chance free and clear of all liens, claims, encumbrances, and interests of third parties, subject only to the Permitted Exceptions. This Lease shall be a triple net lease except where otherwise provided herein. Landlord shall deliver possession of the Property, the Premises and the FF&E to Last Chance on the Closing.

        2.2 Initial Term. The Initial Term of this Lease and Last Chance's obligation to pay Rent shall commence at the Closing and shall, unless terminated or extended as provided in this Lease, continue for a period of twenty (20) years thereafter. At the Closing, the parties shall insert the Closing Date and the date of termination of the Initial Term in the spaces provided below:

          Closing Date:_________________________________________________

          Date of Termination of the Initial Term:______________________

        2.3 Option to Extend Lease. Last Chance is given the option to extend this Lease following the Initial Term, on the terms and conditions thereof as exist at the time of the exercise of any such option, for four (4) five (5) year periods. Last Chance shall exercise its option(s) to extend by giving written notice thereof to Landlord at least ninety (90) days before the expiration of the Initial Term or any Extended Term.

        2.4 Easement Grant, Sign Easement. Target hereby grants to Last Chance a perpetual exclusive easement over that portion of the real property (as depicted on


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Exhibit 1 and more specifically described therein) upon which the Readerboard
Sign (Sign) is located for the purposes of the continued location thereon of the Sign, or any replacement or substitute therefor, ingress to and egress from the Sign and the right to repair, replace, reconstruct and maintain the Sign. Target shall execute a grant, bargain and sale deed, in the form of Exhibit 3 attached hereto, confirming the conveyance of the easement hereby created and shall deliver same to Last Chance at the Closing.

3.      RENT.

        3.1 Rent. The annual rent shall be equal to the greater of (i) $560,000 ("Minimum Annual Rent") or (ii) the "Percentage Rent", paid monthly commencing on the first day of the first full month following the Closing. Rent for any partial calendar month of actual occupancy of the Property and Premises by Last Chance shall be prorated as provided in Section 3.3. The Percentage Rent shall be equal to 7% of the first Twelve Million Dollars ($12,000,000) of annual Gaming Revenue, 5.5% of annual Gaming Revenue in excess of Twelve Million Dollars ($12,000,000) but less than or equal to Fifteen Million Dollars ($15,000,000), and 4.5% of annual Gaming Revenue in excess of Fifteen Million Dollars ($15,000,000). In all cases, the Percentage Rent shall be reduced by the rent paid by California Prospectors, L.L.C. under and pursuant to the California Lottery Station Lease. Last Chance shall pay Minimum Annual Rent in twelve (12) equal monthly installments (except as provided above) during each year of the Lease Term, on the first day of each calendar month following the Closing.

        3.2    Percentage Rent.

               (A) In General. Percentage Rent shall be payable monthly, in arrears, commencing with the calendar month following the month in which Gaming Revenue first exceeds the Minimum Annual Rent for such fiscal year, PROVIDED, HOWEVER, that there shall be no payment or accrual of Percentage Rent until Landlord shall have satisfied the gaming licensing requirements of Section 3.2(C) and any and all requirements of Chapter 463 of the Nevada Revised Statutes and the Regulations of the Nevada Gaming Commission, the State Gaming Control Board and Washoe County, Nevada.

        The total Percentage Rent due and payable for a fiscal year shall be computed based on Last Chance's annual statement of Gaming Revenue for the respective year, prepared and delivered pursuant to Section 3.2(B), and if Last Chance paid an amount greater than the actual Percentage Rent payable thereunder, the amount of such overpayment shall be refunded to Last Chance by the Landlord within five (5) business days following the delivery of Last Chance's annual statement of Gaming Revenue; if Last Chance paid an amount less than the required Percentage Rent, then Last Chance shall pay such difference to Landlord within five (5) days following the delivery of Last Chance's annual statement of Gaming Revenues for said fiscal year.

               (B) Reporting of Gaming Revenue. Last Chance agrees to furnish to Landlord a statement of Gaming Revenue within twenty business (20) days after the


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close of each calendar month, and an annual statement, including a monthly breakdown of Gaming Revenue, within ninety (90) days after the close of each fiscal year of Last Chance during the Lease Term and any partial fiscal year at the end of the Lease Term. All statements shall itemize all elements of Gaming Revenues and any respective adjustments, and shall be certified as true and correct by a responsible officer of Last Chance. Last Chance shall keep (i) full and accurate books of account and records in accordance with GAAP and the Regulations of the Nevada Gaming Authorities. Such books, receipts, and records shall be kept by Last Chance for a period of three (3) years after the close of each fiscal year and shall, at the Landlord's sole expense, be available for inspection and audit by Landlord and its representatives, at Landlord's expense, at the Premises or Last Chance's principal place of business, at all times during regular business hours. Any objection or dispute which Landlord may wish to raise with respect to Percentage Rent payable hereunder, shall be made in writing by Landlord to Last Chance within twenty (20) days following the receipt by Landlord of each monthly or annual statement of Gaming Revenue, or within thirty (30) days following: (i) receipt by Landlord of any amendment or modification to a monthly or annual statement of Gaming Revenue resulting from any audit by Landlord or (ii) receipt by Landlord of notice from Last Chance of any such amendment or modification resulting from an internal or external audit of Last Chance's Gaming Revenue by other than Landlord. Each of Landlord and Last Chance shall, within ten (10) days of receipt by them of any such audit adjustment, give written notice thereof to the other. The notice shall include a copy of the audit and the audit report, or that portion thereof which deals with the calculation of Last Chance's Gaming Revenue. Any sum payable by Last Chance or to be rebated by Landlord shall be paid over to the party entitled thereto within thirty (30) days following receipt of the notice from the other. Any objection or dispute not timely made or raised by Landlord shall be deemed to have been waived by Landlord. Further, the failure of Landlord to object to a monthly statement shall preclude Landlord from raising any issue or objection thereto in conjunction with other objections Landlord may have to the annual statement of Gaming Revenue.

               (C) Gaming License Requirement. Landlord shall not receive or accrue any Percentage Rent unless and until it has been found suitable by the Nevada Gaming Authorities to participate in the Gaming Revenue derived from the Premises and has provided evidence of such to Last Chance. Once Landlord has obtained a finding of suitability to participate, it shall comply with all conditions thereto and all regulations of the Nevada Gaming Authorities. In the event that the Landlord's suitability status is suspended or revoked by the Nevada Gaming Authorities, Last Chance shall cease all Percentage Rent payments or accruals immediately upon notification thereof, and the Landlord shall not make any demands therefor. It is the sole responsibility of the Landlord to submit whatever applications are necessary to the Nevada Gaming Authorities for permission to participate in Gaming Revenues from the Premises. The Landlord shall bear all costs and expenses associated with the application process.

        3.3 Proration of Rent for Partial Month. Rent payable by Last Chance for any partial calendar month at the beginning or end of the Lease Term which is calculated on the basis of a full calendar year shall be computed on a daily basis to reflect the actual


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number of days in said partial month at an amount equal to one-three hundred sixty-fifth (1/365th) of such annual Rent for each day of said partial month.

        3.4 Certain Rent Abatement. In the event that the Landlord or any Affiliate is in default under a deed of trust, mortgage or other lien secured by any of the Integrated Properties and Assets, Last Chance may cure the default and setoff any amounts so paid against its Rent obligation under this Lease. In the event that any setoff to which Last Chance is entitled under this Section
3.4 exceeds Last Chance's accrued Rent obligation on the date Last Chance exercises its option to purchase or right of first refusal under any of the Purchase Options, the purchase price or prices thereunder shall be reduced by such excess with the excess being allocated and applied as Last Chance, in its sole discretion, may elect.

4.  TAXES.

        4.1 Personal Property Taxes and Assessments. Except as provided in
Section 4.3 of the Water and Sewer Service Agreement, Last Chance shall, during the Lease Term, pay all taxes, assessments, license fees and other charges that are levied and assessed against the FF&E, and Last Chance's personal property, installed, affixed or located in or on the Property or the Premises. On demand by Landlord, Last Chance shall furnish Landlord with satisfactory evidence of these payments.

        4.2 Real Property Taxes. During the Lease Term, Last Chance shall pay all real property taxes and, except as provided in Section 4.3 of the Water and Sewer Service Agreement, all general and special assessments levied and assessed against the Property and the Premises.

        4.3 Contests and Protests. Last Chance shall have the right to contest or protest any levy or assessment for which it is liable under this Section 4 and may withhold payment or pay under protest, as permitted by law, pending any such contest. Landlord shall execute such powers of attorney or other documents as may be necessary for Last Chance to contest or protest hereunder.

5.  USE.

        5.1 Use. Last Chance may use the Property, the Premises and the FF&E for any lawful purpose or use. Last Chance shall have no express or implied obligation to use or continue operation of the Premises, PROVIDED, HOWEVER, that Last Chance shall at all times take such actions as may be necessary to continue the eligibility of the Premises for a nonrestricted gaming license under legislative exemptions to NRS 463.1605.

        5.2 Limitations on Use. Last Chance's use of the Property, the Premises and the FF&E as provided in this Lease shall be in accordance with the following:


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               (A) Last Chance shall not do, bring or keep anything in or about the Property or the Premises that will cause the cancellation of any insurance covering the Premises;

               (B) Last Chance shall comply will all laws concerning the Property, the Premises and the FF&E or Last Chance's use of the Property, Premises or the FF&E, including, without limitation, the obligation at Last Chance's cost to alter, maintain or restore the Premises in compliance with all laws relating to the condition, use or occupancy of the Property and the Premises as provided in Section 6.2. Such costs and expenses incurred by Last Chance under this Section 5.2(B) and Section 6.2 as constitute Business Expenditures shall be applied to the satisfaction of Last Chance's obligation to make minimum annual Business Expenditures under Section 6.3;

               (C) Last Chance shall not use the Property, the Premises or the FF&E in any manner that will constitute waste, nuisance or unreasonable annoyance to owners or occupants of adjacent properties; and

               (D) Last Chance's use of the Property, the Premises and the FF&E shall conform to the zoning classifications of the Property and the Premises.

6.      MAINTENANCE, UTILITIES, AND ALTERATIONS.

        6.1 Landlord's Maintenance Obligations. During the first year of the Initial Term, Landlord shall be obligated to repair and maintain, at its sole cost and expense, the structural components, roof and foundation of all buildings and improvements on the Property and the Premises. In the event that Landlord defaults in the performance of its obligations under this Section 6.1, Last Chance may, in its sole discretion and without obligation to do so, cure the default, after fifteen (15) days written notice to Landlord, and setoff any amounts paid against Last Chance's Rent obligation under this Lease. In the event that any setoff to which Last Chance is entitled under this Section 6.1 exceeds Last Chance's accrued Rent obligation on the date Last Chance exercises its option to purchase or right of first refusal under any of the Purchase Options, the purchase price or prices thereunder shall be reduced by such excess with the excess being allocated and applied as Last Chance, in its sole discretion, may elect.

        Before commencing any work in the performance of its obligations under this Section 6.1, Landlord shall provide Last Chance with a written copy of the proposed contract and the construction schedule. Last Chance shall have ten (10) business days within which to deliver its written objections to the construction schedule to Landlord. Landlord shall modify the construction schedule to accommodate Last Chance's reasonable objections and shall require that: (a) the contract for the work incorporates the construction schedule as modified, and
(b) that contractor and any subcontractor engaged in the performance of the work shall cooperate with Last Chance and so perform the work as not to interfere with Last Chance's operations, use and enjoyment of the Property, Premises and FF&E. Landlord shall further insure that Last Chance is, for all purposes, a third party beneficiary of the contract for the work, without any


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obligation to pay for work or materials, and shall provide Last Chance with a copy of the final contract and construction schedule.

        Landlord shall pay, when due, all claims for labor performed or materials furnished to or for Landlord at or for use on, in or about the Property, the Premises or the FF&E. Landlord shall not permit any mechanics' or materialmen's liens to be levied against the Property, the Premises or the FF&E for any labor or materials furnished to Landlord or claimed to have been furnished to Landlord or to Landlord's agents or contractors in connection with work of any character performed or claimed to have been performed on the Property, the Premises or the FF&E by or at the direction of Landlord.

        6.2 Maintenance By Last Chance. Upon Expiration of Landlord's maintenance obligation under Section 6.1, Last Chance, at its sole cost and expense, shall: (A) repair and maintain the structural components, roof and foundation of all buildings and improvements on the Property and the Premises for the remainder of the Lease Term, and (B) keep and maintain the Premises in good working order and repair, reasonable wear and tear excepted. All such maintenance and repairs shall be in quality and class equal to or better than the original work or installations. If Last Chance fails to perform its obligations under this Section 6.2, Landlord may cure Last Chance's default, at Landlord's cost and expense, and shall be entitled to collect the reasonable costs thereof as additional Rent. Landlord shall give Last Chance thirty (30) days written notice of any alleged deficiency in Last Chance's maintenance or repair of the Property or the Premises prior to the performance of any work by Landlord under this Section 6.2.

        6.3 Minimum Annual Business Expenditures. Last Chance shall incur minimum Business Expenditures of Two Hundred Thousand Dollars ($200,000) per annum during the Lease Term, pro rated for any partial year, in connection with the Integral Properties and Assets being acquired pursuant to the Integrated Agreements. In addition, Last Chance shall receive credit for all Business Expenditures made by California Prospectors, L.L.C. under and pursuant to the California Lottery Station Lease. Within sixty (60) days following the end of each fiscal year of Last Chance during the Lease Term (currently June 30, but subject to change by written notice to Landlord), Last Chance shall provide Landlord with a written report of Business Expenditures for the preceding year.

        6.4 Last Chance's Personal Property, Title and Removal. Furnishings, fixtures, equipment and inventory purchased or owned by Last Chance, shall remain the property of Last Chance at the expiration or earlier termination of this Lease and shall be removed by Last Chance within thirty (30) days following such expiration or termination.

        6.5 Alterations, Additions and Other Improvements. Last Chance may, at its option and at its own cost and expense, at any time and from time to time, make such alterations, additions and improvements to the Property and the Premises, as it may deem desirable. All such alterations, additions and improvements shall be completed expeditiously, in a good and workmanlike manner and in compliance with all applicable laws, regulations and ordinances and shall be and become subject to this Lease. Last Chance shall give Landlord thirty (30) days written notice prior to the commence of any alteration, addition or improvement hereunder having a projected cost in excess of $50,000 (Project) which notice shall include a detailed description of the Project. Last Chance shall, upon written request from Landlord, meet and confer with Landlord about the Project, provided, however, that Landlord shall have no right to veto any Project and Last Chance shall be entitled to proceed therewith notwithstanding any objection by Landlord.

        Unless Landlord requires their removal, all alterations, improvements or additions which may be made to the Premises or the Property shall become the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term other than by reason of the exercise of the Option to Purchase the Gold Ranch Casino Property in which case the alterations, improvements and additions shall be the sole property of Last Chance. Notwithstanding the provisions of this Section 6.5, Last Chance's machinery, equipment and other trade fixtures, other than those which are affixed to the Premises in such a manner that they cannot be removed without material damage to the Property or the Premises reasonably requiring repair by Landlord in order to render the Premises usable by a subsequent tenant, shall remain the property of Last Chance and may be removed by Last Chance.

        Last Chance shall pay, when due, all claims for labor or materials furnished to or for Last Chance at or for use on, in or about the Property or the Premises. Last Chance shall not permit any mechanics' or materialmen's liens to be levied against the Property or the Premises for any labor or materials furnished to Last Chance or claimed to have been furnished to Last Chance or to Last Chance's agents or contractors in connection with work of any character performed or claimed to have been performed on the Property or the Premises by or at the direction of Last Chance.

        6.6 Utilities. Last Chance shall furnish, at its sole cost and expense, all utilities and services supplied to and used for or upon the Property or the Premises, including, but not limited to, heat, electricity, gas, fuel, oil, telephone, the garbage service, waste disposal service. Water and sewer service shall, however, be provided to Last Chance under and pursuant to the Water and Sewer Service Agreement.

7.  INSURANCE AND INDEMNITY

        7.1 Fire and Other Insurance. Last Chance shall, at its sole cost and expense, at all times during the Lease Term keep the Property and Premises insured against loss or destruction by fire and other perils, including vandalism and malicious mischief, commonly covered under the standard extended coverage endorsement in Washoe County, Nevada. The insurer shall be rated at least A+ by A.M. Best or a comparable rating by a similar rating agency. Attached hereto as Exhibit 4 is a schedule of all such policies and coverages maintained by Landlord as of the date of execution of this Lease. Subject to the insurer rating requirements provided herein, Last Chance shall, at a minimum, maintain like policies and coverages. The amount of such insurance shall be increased or decreased periodically upon the renewal of each insurance policy provided by Last Chance under this Section 7 to account for inflation.

        Any loss payable under any policy described in this Section 7.1 shall be paid by the insurance company to Landlord to be used solely to fund the repair or replacement of the damaged building or improvement pursuant to this Lease. Any amount not used to fund repairs or replacements shall be paid over to or retained by Last Chance, without restriction on use. In the event of a loss Last Chance may, if it is entitled to do so under the terms of the Option To Purchase the Gold Ranch Casino Property, exercise its option to purchase or, if appropriate, its right of first refusal, subsequent to the loss. In the event Last Chance exercises its option to purchase or right of first refusal, any insurance proceeds for loss payable under any policy described in this Section 7 shall be paid by the insurance company to Last Chance, as the loss payee, to be applied to the purchase price under the Option To Purchase the Gold Ranch Casino Property. Any insurance proceeds in excess of the purchase price shall become the sole and exclusive property of Last Chance.

        Landlord shall be named as an additional insured on the policies and the policies shall also contain cross-liability endorsements. All insurance required under this Lease shall contain an endorsement requiring thirty (30) days' written notice from the insurance company to both parties before cancellation or change in the coverage, scope or amount of any policy.

        Each policy, or a certificate of the policy, together with evidence of payment of premiums, shall be deposited with the Landlord at the commencement of the term, and on renewal of the policy when provided to Last Chance by the insurance company.

        7.2 Liability Insurance. Last Chance, at its sole cost and expense, shall obtain and keep in force during the term of this Lease, a policy of comprehensive public liability and property insurance insuring Landlord and Last Chance, as co-insureds, against any liability arising out of the ownership, use, occupancy or maintenance of the Property, the Premises and the FF&E with combined single limits of not less than $2,000,000. Last Chance shall provide Landlord with a copy of such insurance policies upon request.

        7.3 Waiver of Subrogation. The parties hereby release each other, and their respective authorized representatives, from any claims for damage to any person or to the Property, the Premises and the FF&E and to the fixtures, personal property, and any improvements, or alterations of either Landlord or Last Chance in or on the Property or the Premises for claims which are insured against under any insurance policies carried by the parties and in force at the time of any such damage.

        Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. Neither party shall be liable to the other for any damage caused by fire or any of the other risks insured against under any insurance policy required by this Lease. If any insurance policy cannot be obtained with a waiver of subrogation, or is obtainable only by the payment of an additional premium charge above that charged by insurance companies issuing policies without a waiver of subrogation, Last Chance shall notify Landlord of this fact. Landlord shall have a period of ten (10) days after receiving the notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with a waiver of subrogation, or to agree to pay the additional premium if such a policy is obtainable at additional cost. If the insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium charged, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved.

        7.4 Last Chance's Indemnities. Last Chance shall fully and completely indemnify, defend and hold Landlord harmless from any and all claims arising from Last Chance's use of the Property, Premises or FF&E, from the conduct of Last Chance's business, from any activity or work which may be permitted or suffered by Last Chance in or about the Property, Premises or FF&E, based on events occurring after the Closing, and against any and all claims arising from any breach or default by Last Chance under this Lease, from any gross negligence or higher tort of Last Chance or any of Last Chance's agents, contractors, employees or invitees, and from any and all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. This provision shall provision shall survive the termination of this Lease.

        7.5 Landlord's Indemnities. Landlord shall fully and completely indemnify, defend and hold Last Chance harmless from any and all claims arising from Landlord's use of the Property, Premises or FF&E, from the conduct of Landlord's business, from any activity or work which may have been permitted or suffered by Landlord in or about the Property, Premises or FF&E, based on events occurring prior to the Closing and the completion by Landlord of its maintenance obligations under Section 6.1, and from and against any and all claims arising from any breach or default by Landlord under this Lease, from any gross negligence or higher tort of Landlord or any of Landlord's agents, contractors, employees or invitees, and from any and all costs, attorneys' fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. This provision shall provision shall survive the termination of this Lease.

8.      REPRESENTATIONS AND WARRANTIES.

        8.1 Representations and warranties of Landlord. Except as set forth in
Exhibit 5, Landlord represents and warrants to Last Chance that each of the following representations and warranties are true and correct as of the date hereof and, except as otherwise expressly provided herein, will be true and correct at the Closing and on and closing following a purchase by Last Chance under the Option to Purchase the Gold Ranch Casino Property. The truth and accuracy of the representations and warranties herein shall constitute a condition to the Closing.

               (A) Organization, PGE. PGE is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and every other jurisdiction in which PGE does business or owns property, and has all requisite power and authority to own and lease the Property, the Premises and the FF&E.

               (B) Organization, Target. Target is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and every other jurisdiction in which Target does business or owns property and has all requisite power and authority to own and lease the Leach Field Property and the Frontage Parcel and to grant the Sign Easement.

               (C) Power, Authority, Due Execution, Binding Obligation. PGE and Target have full power and authority to execute and deliver this Lease and to consummate the transactions contemplated hereby. The execution and delivery of this Lease and the consummation of the transactions contemplated hereby have been duly and validly authorized in accordance with PGE's Articles of Incorporation, Bylaws and applicable provisions of Chapter 78 of the Nevada Revised Statutes and any requisite approvals of shareholders and directors have been obtained. The execution and delivery of this Lease and the consummation of the transactions contemplated hereby have been duly and validly authorized in accordance with Target's Articles of Organization and Operating Agreement and applicable provisions of Chapter 86 of the Nevada Revised Statutes and any requisite approvals of its members have been obtained. This Lease has been duly and validly executed and delivered by PGE and Target or their respective authorized representatives and is a valid and binding obligation of each of PGE and Target, enforceable against each of them in accordance with its terms. Neither this Lease nor the performance of the obligations of either PGE or Target thereunder, will violate any contractual obligations with any third party or contravene any law, governmental rule, regulation, order, writ, injunction or decree applicable to PGE or Target.

               (D) Ownership and Compliance. Landlord hereby represents and warrants that it is the legal owner of the Property, the Premises and the FF&E, that it has the requisite authority and power to enter into this Lease, that this Lease does not violate any of its contractual obligations with any third party, including recorded documents such as deeds of trusts, mortgages or security agreements, or violate or contravene any law, governmental rule, regulation, order, writ, injunction or decree applicable to it or its officers, directors, managers, employees or agents, that there are no consents necessary from any person, association, entity, or Governmental Authority necessary to render the Lease herein lawful, or effective in accordance with its the terms, and that the Landlord is in compliance with all of applicable laws of the U.S. Federal Government, the State of Nevada and State of California and any and all jurisdictions with power over the Landlord. Landlord acknowledges that the execution and delivery of this Lease is a to condition precedent to the obligation of Last Chance to consummate the Asset Purchase Agreement and the other Integrated Agreements.

               (E) Status of Title. Landlord represents and warrants that: (i) it will lease the Property, Premises and FF&E to Last Chance as provided in
Section 2.1 and that (ii) Landlord owns the Property, the Premises and the FF&E free and clear of all liens, claims, encumbrances, and interests of third parties, subject only to the Permitted Exceptions; (iii) Landlord has not assigned or encumbered any interest in the Property, the Premises or the FF&E; and (iv) there are no outstanding preferential rights to acquire any interest in the Property, the Premises or the FF&E granted by Landlord to any third parties. Last Chance acknowledges, however, that the Gold Ranch Casino Property is encumbered by the Jack In The Box Lease which shall be a Permitted Exception and assumed by Last Chance as provided in the Asset Purchase Agreement.

               (F) Approval of Conditions of Title.

                   (i) This Lease is contingent upon approval by Last Chance of the condition of the title to the Property the Premises and the FF&E. Last Chance shall review the Preliminary Title Report for the Property. If the Preliminary Title Report contains exception(s) that are unacceptable to Last Chance or in the event that there are other defects in title to the Property, the Premises or the FF&E which are unacceptable to Last Chance, it shall give written notice thereof to Landlord no less than thirty (30) days prior to the Closing under the Asset Purchase Agreement.

                   (ii) Last Chance's notice of disapproval shall either state that (a) the Lease shall be terminated, or (b) that Landlord shall have until the Closing to remove, at Landlord's expense, any defects in title which are disapproved. If the Landlord does not remove a disapproved defect, Last Chance shall notify Landlord that: (c) Last Chance elects to terminate this Lease , or
(d) that the disapproved defects or one or more of them are waived and shall constitute Permitted Exceptions, or (e) the Last Chance shall cure any remaining defects in title and deduct the cost thereof from the Rent, or (f) that Last Chance will seek specific performance of Landlords obligation to provide title to the Property, the Premises and the FF&E as set forth in Sections 2.1 and 8.1
(E). In the event that Last Chance reasonably terminates this Lease under this
Section 8.1(F), Landlord shall reimburse Last Chance for all costs (including attorneys' fees) incurred, by Last Chance in the negotiation and documentation of this Lease and the Integrated Agreements .

                   (iii) All matters shown on the Preliminary Title Report, which are not specifically disapproved by Last Chance within the period provided in Section 8.1(F)(i), shall be deemed to be Permitted Exceptions.

                   (iv) The costs of the Preliminary Title Reports shall be shared equally by Landlord and Last Chance.

                   (v) The cost of Last Chance's policy of title insurance shall be shared equally by Landlord and Last Chance.

               (G) Encroachment. There are no structures or buildings on the Property that encroach on a parcel of property not owned by the Landlord, no structure or building is located on the Property in violation of any recorded covenant or restriction. In the event of an encroachment on property owned by Landlord or an Affiliate, Landlord shall and shall cause its Affiliates to grant a lease or easement to Last Chance, without further consideration and that portion of the property of Landlord or its Affiliates subject to the encroachment shall become part of the Option Assets under the Option to Purchase the Gold Ranch Casino Property . There are no encumbrances, easements, claims of easement, rights, licenses, interest, conflicts in boundary lines, shortages in area, encroachments, lack of water rights to the Property, mining claims, reservations, releases, persons in possession, or other rights not disclosed by public records.

               (H) Compliance With Law. The Property, Premises, and the FF&E comply with, and are operated in accordance with, all material applicable laws and ordinances affecting the Property, Premises, and the FF&E or the ownership, improvement, development, possession, use, occupancy or operation thereof. Zoning applicable to the Property, Premises, and the FF&E is consistent with and permits all current uses thereon or thereof. There are no material defects in the physical condition of the Property, Premises, or the FF&E. Except as provided in Exhibit 5, the Landlord has not received any notice from any Governmental Agency (i) requiring it to make any material repairs or changes to the Property, Premises or the FF&E, or the improvements located thereon, or (ii) giving notice of any material governmental actions pending or threatened relating to the Property, Premises or the FF&E. All improvements on the Property, Premises and the FF&E are in material compliance with current building codes, to the extent applicable, and Landlord has not received any written notices of any material violations of any applicable building codes relating to the Property, Premises or the FF&E which have not been remedied,

               (I) Physical Condition. That, as of the date of execution of this Lease, the Closing and for a period of one (1) year from and after the Closing, the Property, the Premises and the FF&E are and shall be, in compliance with all applicable laws, structurally sound, in good operating condition and repair, free from patent and latent defects, and adequate for the uses to which they are being put; and neither the Property, the Premises nor the FF&E are or will be in need of maintenance or repairs on any of the dates herein specified.

               (J) Eminent Domain and Zoning. There is no action, proceeding, investigation or litigation pending or contemplated or threatened: (i) to take all or any portion of the Property, Premises or the FF&E , or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Property, Premises or the FF&E or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Property, Premises the FF&E; or (iv) otherwise relating to the Property, Premises or the FF&E or the interests of Landlord therein, or which otherwise would interfere with the use, ownership, improvement, development and/or operation of the Property, Premises or the FF&E .

               (K) Environmental Matters.

                   (i) Except as provided in Exhibit 6, the Property, Premises, and the FF&E at all times have been, and continue to be, operated by the Landlord in material compliance with all Environmental Laws;

                   (ii) Except as provided in Exhibit 6, there have been no past, and there are no pending or threatened (a) Environmental Claims, complaints, notices, requests for information or investigations with respect to any alleged material violation of any Environmental Law by Landlord, or (b) complaints, notices or inquiries to or investigations of Landlord regarding potential liability under any Environmental Law by the Landlord;

                   (iii) Except as provided in Exhibit 6, there have not been, at the Property, Premises or the FF&E any Releases of Hazardous Materials and there are no citations, notices or orders of noncompliance issued and outstanding to Landlord under any Environmental Law;

                   (iv) Landlord is in material compliance with all permits, certificates, approvals, licenses and other governmental authorizations relating to environmental matters and necessary for the Property, Premises and FF&E, and no order has been issued, no Environmental Claim has been made, no penalty has been assessed and no investigation or review has occurred or is pending or threatened, by any Person with respect to any alleged failure by the Landlord to have any license or permit required under applicable Environmental Laws in connection with the conduct of its business or operations or to comply with any Environmental Laws or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Material generated by them;

                   (v) Except as provided in Exhibit 6 and Section 8.1(K)(vii), there are no underground storage tanks, active or abandoned, including petroleum storage tanks, under the Property or the Premises.

                   (vi) Except as provided in Exhibit 6 and Section 8.1(K)(vii), Landlord warrants that no condition exists on the Property, Premises or the FF&E that would represent an environmental liability to Last Chance, and that if such a condition does exist, which was created by Landlord or any prior tenant of the Landlord, that the Landlord shall indemnify, defend, and hold harmless, Last Chance for any losses associated with such liability, including but not limiting any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses surrounding sums paid in settlement of claims, attorney fees, consultant fees and expert fees. The Landlord shall be held harmless for environmental liability conditions created subsequent to Last Chance taking possession of the Property, Premises, or the FF&E.

                   (vii) PGE and Target acknowledge that a petroleum Release from an underground storage tank on the Gold Ranch Casino Property was discovered in 1995. That Release resulted in the contamination of the well(s) (Permit No. 48834 and Permit No. 49019; Certificate No. 12799 and Certificate No. 12801) located inside the Casino building. Subsequent examination and characterization led PGE to cease using these wells and to install numerous monitoring wells, ground water recovery wells, soil vapor extraction points, and a treatment system, which continue to operate. It is expected that remediation will be concluded within twelve (12) months following the Closing. PGE and Target shall indemnify Last Chance from and against liability for this Release to the extent provided in Section 4(g)(vi) of the Asset Purchase Agreement.

               (L) Restrictive Covenant, No Lottery Business, Right of First Refusal-Gaming.

                   (i) Restrictive Covenant, No Lottery Business. Landlord and its Affiliates covenant that following the Closing and for the Lease Term, any real property retained by Landlord or its Affiliates that is adjacent to or located within one-half mile from any of the Integral Properties and Assets, lying North or West of Interstate 80 (the "Restricted Properties" as described in Exhibit 7) will be developed in a manner complementary to the Integrated Properties and Assets. Landlord shall, prior to entering into any binding agreement to sell, lease, transfer or develop any Restricted Properties disclose to Last Chance its plans for sale, lease, transfer or development, consult with Last Chance regarding any contemplated sale, lease, transfer or development and give fair consideration to any objection communicated by Last Chance that a proposed sale, lease, transfer or development will constitute a breach of this Restrictive Covenant. Landlord and its Affiliates acknowledge and agree that a lottery business of any kind would violate this Restrictive Covenant and that such business shall be prohibited. Landlord shall cause each of its Affiliates to comply with this Restrictive Covenant. Except as herein provided, this Restrictive Covenant will not affect the right of Landlord or its Affiliates to sell, lease, transfer or develop the Restricted Properties as they wish, though Landlord or any affected Affiliate shall be liable, in law or in equity, including actions for injunctive relief and for all damages, losses, costs and expenses actually suffered or incurred by Last Chance as the proximate result of any breach of this Restrictive Covenant.

                   (ii) Right of First Refusal-Gaming.

                        (a) Right of First Refusal. In the event that Landlord or any Affiliate intends to sell, lease, transfer or develop any of the Restricted Properties during the Lease Term, Last Chance shall have the right of first refusal to conduct all forms of commercial gaming under the laws of the States of Nevada and California (Gaming) on such Restricted Properties. Landlord and its Affiliates agree that they will not: (i) engage in Gaming on the Restricted Properties without first offering Last Chance the opportunity to conduct such Gaming on commercially reasonable terms and conditions within the context of the purpose of this Restrictive Covenant which is the protection of the investment of Last Chance in the Integral Properties and Assets (Commercially Reasonable Terms), or (ii) transfer to or permit the development of any of the Restricted Properties by any third party without first securing in writing the right of first refusal of Last Chance with respect to Gaming conducted or to be conducted thereon. This right of first refusal shall be a covenant running with the title to the Restricted Properties and shall be binding on the successors and assigns of Landlord and its Affiliates.

                        (b) Notice of Intent To Conduct Gaming. Prior to engaging in Gaming or making application for a license or other authority to engage in Gaming on the Restricted Properties, Landlord, its Affiliates and the successors in interest of any of them (Gaming Proponent), shall give written notice (Notice) to Last Chance stating and declaring: (i) the bona fide intention to engage in Gaming (Gaming Enterprise), (ii) the Restricted Properties upon which the Gaming Enterprise is proposed to be conducted, (iii) the principles involved as owners or proposed key employees in the Gaming Enterprise, (iv) a detailed description of the nature of the proposed Gaming Enterprise, including the number of gaming devices and table games, (v) the Commercially Reasonable Terms upon which the Gaming Enterprise is offered to Last Chance, (vi) the projected date for commencement of the Gaming Enterprise, and (vii) copies of any drafted documents evidencing the proposed Gaming Enterprise, including letters of intent. The failure to offer Commercially Reasonable Terms shall be a violation of the provisions of this Section 8.1(L) and shall render the Notice voidable by Last Chance.

                        (c) Notice of Election. Within thirty (30) days following receipt of the Notice, Last Chance shall have the right, but not the obligation, to elect to conduct the Gaming Enterprise on the Commercially Reasonable Terms set forth in the Notice. Within thirty (30) days following receipt of the Notice, Last Chance shall notify the Gaming Proponent, in writing, of the election of Last Chance to exercise its right of first refusal (Notice of Election). The failure of Last Chance to give a timely Notice of Election shall constitute an election not to exercise. In the event that Last Chance elects to exercise its right of first refusal, the Gaming Proponent and Last Chance shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate the transaction. Any agreement reached by and between Last Chance and the Gaming Proponent shall be subject to approval by Nevada and/or California Gaming Authorities and shall terminate in the event that any such approval is denied.

                        (d) Non-Exercise. If Last Chance elects or is deemed to have elected not to exercise its right of first refusal the Gaming Proponent may proceed with the Gaming Enterprise providing that: (i) the Gaming Enterprise commences within the period provided in the Notice or if none is provided, within eighteen (18) months after the expiration of Last Chance's right of first refusal, (ii) is conducted on terms identical to those specified in the Notice,
(iii) the transferee takes, and acknowledges in writing that it takes title to the Restricted Properties subject to Last Chance's rights under this Lease, specifically including, without limitation, the rights of Last Chance under Section 8.1(L) of this Lease and the Integrated Agreements, and
(iv) all deeds and other documents by which the Restricted Properties are conveyed recite that title thereto is taken subject to the rights of Last Chance under Section 8.1(L) of this Lease and the other Integrated Agreements (with specific reference to all pertinent recording information) and that the grantee, lessee, transferee or assignee, as the case may be, is bound thereby. If the Gaming Enterprise is not consummated, the Gaming Proponent giving the Notice, or the successors thereto, must give notice anew in accordance with Section 8.1(L)(b) prior to engaging in any subsequent Gaming Enterprise. In the event that a Gaming Enterprise is threatened or commenced on any of the Restricted Properties, Landlord and its Affiliates, shall, upon demand by Last Chance and at the sole cost and expense of Landlord and its Affiliates, take such actions as may be necessary to protect the rights of Last Chance hereunder, including actions for injunctive relief and damages, and indemnify, protect and defend Last Chance (including costs and attorneys' fees incurred by Last Chance) from and against the claims of any such Gaming Proponent.

                        (e) Enforcement by Injunctive Relief. Landlord and its Affiliates have carefully considered the nature and extent of the restrictions upon them and the rights and remedies conferred upon Last Chance under this
Section 8.1(L) and acknowledge that they are fully required to protect the legitimate interests of Last Chance and do not confer a benefit upon Last Chance disproportionate to the detriment of Landlord or its Affiliates. Landlord and its Affiliates agree to provide a copy of this Section 8.1(L) to all persons seeking to acquire an interest in the Restricted Properties by purchase, lease, transfer, as a developer, or otherwise. Landlord and its Affiliates agree that should they, or any of them, violate any of the terms and conditions of this
Section 8.1(L)(ii), they shall be liable, in law or in equity, including actions for injunctive relief and for all damages, losses, costs and expenses actually suffered or incurred by Last Chance as the proximate result of any breach of
Section 8.1(L)(ii).

        Nothing in this Lease shall be construed to prohibit Last Chance from also pursuing any other remedy, at law or in equity, the parties having agreed that all remedies shall be cumulative. Nothing in Section 8.1(L)(ii) or (iii) shall constitute or be deemed to constitute a waiver by the right of Last Chance to contend that any Gaming Enterprise constitutes or will constitute a violation of the Restrictive Covenant under Section 8.1(L)(i).

               (iii) No Waiver. Nothing contained in Section 8.1(L)(ii) shall be construed to constitute a waiver by Last Chance of the right to object to development deemed by Last Chance not to be complimentary to the Integral Properties and Assets.

        8.2 Representations and Warranties of Last Chance. Last Chance represents and warrants to Landlord that each of the following representations and warranties are true and correct as of the date hereof and, except as otherwise expressly provided herein, will be true and correct on the as of the Closing and the close of escrow in the event of a purchase by it under the Option to Purchase the Gold Ranch Casino Property.

               (A) Organization. Last Chance is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and every other jurisdiction in which the Last Chance does business, owns property or has employees, and has all requisite power and authority to acquire the rights granted or created by this Agreement.

               (B) Articles and By Laws. The execution and delivery of this Lease does not, and the consummation of the transaction contemplated hereby will not, conflict with the terms and provisions of the Articles of Incorporation or the By Laws of Last Chance.

               (C) Proper Authority and Action, Binding Obligation. Last Chance has all requisite corporate power and authority to enter into this Lease and to perform its obligations thereunder. Last Chance has taken all action necessary under its organizational documents and applicable corporate law to authorize the execution and delivery of this Lease and the performance of its obligations thereunder and has duly executed and delivered this Lease. The Lease is the valid and binding obligation of Last Chance, enforceable against Last Chance in accordance with its terms. Neither this Lease nor Last Chance's performance of its obligations thereunder, will violate any contractual obligations with any third party or contravene any law, governmental rule, regulation, order, writ, injunction or decree applicable to Last Chance.

9.  DEFAULTS AND REMEDIES

        9.1 Defaults By Last Chance. The occurrence of any one or more of the following events shall constitute a default and material breach of this Lease by Last Chance:

               (A) the vacating or abandonment of the Property or the Premises by Last Chance;

               (B) the failure by Last Chance to make any payment of Rent or any other payment required to be made by Last Chance hereunder where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Last Chance;

               (C) the failure by Last Chance to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Last Chance, other than described in Paragraph 9.1(B) above, or to perform any material obligation of Last Chance under any of the Integrated Agreements, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Last Chance, provided, however, that if the nature of Last Chance's default is such that more than thirty (30) days are reasonably required for its cure, then Last Chance shall not be deemed to be in default if Last Chance commences such cure within said 30-day period and thereafter diligently prosecutes such cure to completion;

               (D) the making by Last Chance of any general assignment or general arrangement for the benefit of creditors;

               (E) the filing by or against Last Chance of a petition to have Last Chance adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of petition filed against Last Chance, the same is dismissed within sixty (60) days);

               (F) the appointment of a trustee or receiver to take possession of substantially all of Last Chance's assets located on the Property or at the Premises or of Last Chance's interest in this Lease, where possession is not restored to Last Chance within thirty (30) days; and

               (G) the attachment, execution or other judicial seizure of substantially all of Last Chance's assets located on the Property or in the Premises or of Last Chance's interest in this Lease, where such seizure is not discharged within thirty (30) days.

        9.2 Remedies in Default. If Landlord considers that Last Chance is in default as provided in Section 9.1, other than a default in the payment of Rent which shall be governed by Section 9.1(B), Landlord shall notify Last Chance thereof in writing, setting out specifically in what respects it is claimed that Last Chance has breached this Lease. The receipt of such notice by Last Chance and the lapse of thirty (30) days thereafter without Last Chance's (i) curing such alleged breach, (ii) commencing and diligently pursuing such action which is necessary to cure the alleged breach, or (iii) commencing an action in a court of competent jurisdiction contesting such alleged breach, shall be a default hereunder. In the event of any such default by Last Chance, Landlord may, at any time thereafter, Landlord may exercise any one or more of the following remedies:

               (A) Terminate Last Chance's right to possession of the Premises by any lawful means, in which case this Lease shall terminate, and Last Chance shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitle to recover from Last Chance twenty-five Thousand Dollars ($25,000.00) in liquidated damages by reason of the Last Chance's default. In the event Last Chance shall have abandoned the Premises, Landlord shall have the option of (i) retaking possession of the Premises and recovering from Last Chance the amount specified in Section 9.2(A), or (ii) proceeding under Section 9.2(B) and/or 9.2(C).

               (B) Maintain Last Chance's right to possession, in which case this Lease shall continue in effect whether or not Last Chance shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder subject to reasonable mitigation efforts of the Landlord.

               (C) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State of Nevada.

        9.3 Default by Landlord. Except as otherwise provided in this Lease, Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty
(30) days after written notice by Last Chance to Landlord, specifying the default of Landlord; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

        9.4 Condemnation.

               (A) Definitions.

                   (i) "Condemnation" means (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor and (ii) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation is pending.

                   (ii) "Date of Taking" means the date the Condemnor has right to possession of the property being condemned.

                   (iii) "Award" means all compensation, sums, or anything of value awarded, paid or received on a total or partial condemnation.

                   (iv) "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.

               (B) Parties' Rights and Obligation to be Governed by Lease. If during the Lease Term there is any taking of all or any part of the Property, the Premises , the FF&E or any interest in this Lease, by Condemnation, the rights and obligations of the parties shall be determined pursuant to Paragraph 9.4(C), 9.4 (D) and 9.4(E).

               (C) Partial Taking. If any portion of the Property or the Premises or the FF&E is taken by Condemnation, this Lease shall remain in effect, except that Last Chance may elect to terminate this Lease if the remaining portion of the Property, the Premises or the FF&E is rendered unsuitable for Last Chance's continued use of the Property or the Premises or the FF&E, in Last Chance's sole judgment, or Last Chance may, if it is entitled to do so under the terms of the Option To Purchase the Gold Ranch Property, exercise its option to purchase. In the event Last Chance exercises its option to purchase, the Award shall be paid to Last Chance to be applied to the purchase price under the Option To Purchase the Gold Ranch Property. Any Award in excess of the purchase price shall become the sole and exclusive property of Last Chance.

        If Last Chance elects to terminate this Lease, Last Chance must exercise its right to terminate pursuant to this paragraph by providing notice to Landlord within thirty (30) days after the nature and the extent of the taking have been finally determined. If Last Chance elects to terminate this Lease as provided in this paragraph, Last Chance also shall notify Landlord of the date of termination, which shall not be earlier than thirty (30) days nor later than ninety (90) days after Last Chance has notified Landlord of its election to terminate, except that this Lease shall terminate on the Date of Taking if the Date of Taking falls on a date before the date of termination as designated by Last Chance. If Last Chance does not terminate this within the thirty-(30) day period, this Lease shall continue in full force and effect, except that Minimum Annual Rent shall be reduced pursuant to Paragraph 9.4(D).

               (D) Effect on Rent. If any portion of the Property, the Premises or the FF&E is taken by condemnation and this Lease remains in full force and effect, on the Date of Taking the Minimum Annual Rent shall be reduced by an amount that bears the same ratio to the Minimum Annual Rent as the value of the area of the portion of the Property, the Premises or the FF&E taken bears to the total value of the Property, Premises and FF&E immediately before the Date of Taking.

               (E) Award -- Distribution. In the event that Last Chance does not elect to exercise its option to purchase under the Option To Purchase the Gold Ranch Property in the event of either partial or full condemnation of the Property the Premises or the FF&E, the Award shall belong to and be paid to Landlord, except that Last Chance shall receive from the Award the following:

                   (i) As of the Date of Taking of the portion of the Property, the Premises or the FF&E condemned, a sum attributable to 100% of any amount attributable to the present value of the market value of the Lease for the remainder of the Lease Term, as if all extensions were exercised less the present value of the Minimum Annual Rent payable for the remainder of the Lease Term;

                   (ii) As of the Date of Taking, a sum attributable to the unamortized or unrecovered value of any Business Expenditures, improvements, alterations or additions made by Last Chance;

                   (iii) Reasonable removal and relocation costs; and

                   (iv) A sum attributable to that portion of the Award constituting: severance damages for the restoration of the Property, the Premises and the FF&E and/or loss of goodwill.

               (F) Negotiation and litigation. Last Chance shall have the right to negotiate directly with the Condemnor for the recovery of the portion of the Award that Last Chance is entitled to herein and may participate in litigation arising or instituted as a result of Condemnation.

        9.5 Destruction. If, at any time during the Lease Term, the Property, the Premises or the FF&E are damaged or destroyed by fire or other casualty, Landlord shall repair the Property, the Premises and/or the FF&E as herein provided. Landlord shall complete such repairs within one hundred eighty (180) days after the commencement of repairs, provided said repairs may be accomplished under the applicable laws and regulations of the appropriate governmental authorities within such time, and further provided that, if Landlord received a reasonable estimate from competent personnel hired to make such repairs that the repairs would be completed within the one hundred eighty
(180) day period, but that, beyond Landlord's control, such work is not completed but could be concluded within a reasonable time after the end of such period, Landlord shall have this additional reasonable time to complete such work. Repairs shall commence within a reasonable time after the destruction of the Property and/or Premises. If Landlord does not comply with the terms of this paragraph, Last Chance may (i) terminate this Lease, or (ii) commence making repairs to the Property, the Premises or the FF&E itself and abate any amount paid for repairs immediately against the Rent, once the Property, the Premises and the FF&E have become usable for the Last Chance's business; repairs made by the Last Chance pursuant to this Section shall not be amortizable over the remaining Lease Term, they shall be immediately deductible from the Rent. Commencing with the date of damage or destruction and continuing during the course of repairs, Last Chance shall only be required to pay Rent in proportion to those portions of the Property, Premises and FF&E which Last Chance can reasonably use; the remaining portion of the Rent during that period shall abate until repairs or restoration are completed.

        Alternatively, if any time during the Lease Term, the Property, the Premises or the FF&E are damaged or destroyed by fire or other casualty, Last Chance may, if it is entitled to do so under the terms of the Option To Purchase the Gold Ranch Casino Property, exercise its option to purchase. In the event Last Chance exercises its option to purchase, insurance proceeds shall be disbursed to Last Chance as provided in Section 7(A) of this Lease.

10.     DISPUTE RESOLUTION.

        10.1 Informal Dispute Resolution. As a condition precedent to the right to commence litigation or demand arbitration, all disputes arising under this Lease shall be submitted in writing for resolution, by either party, to the Chief Executive Officer of each party who shall, in good faith, attempt to resolve the matter within five (5) business days of submission. Upon their failure to do so, the matter may be submitted by either party to arbitration as provided in Section 10.2.

        10.2 Arbitration.. Upon the failure of the informal procedure set forth in Section 10.1 to achieve a resolution of a dispute arising under this Lease, the dispute shall be submitted to arbitration as provided in this Section 10.2:

               (A) Either party may demand arbitration by giving to the other party a notice specifying with particularity the issue(s) in dispute, the amount involved, and the remedy requested. Demand for arbitration must be given within one (1) year after the date of the act or omission out of which the dispute arose or within thirty (30) days after service of a summons and complaint in a court of competent jurisdiction alleging claims subject to this Section 10, whichever is later, as otherwise it shall be deemed to be conclusively waived. Within twenty (20) days after receipt of the notice, the responding party shall answer the demand in writing, specifying with particularity the facts or issues that the responding party disputes.

               (B) Within ten (10) days after the responding party's answer, each party shall select one qualified arbitrator. Each arbitrator shall be a disinterested person qualified by education and experience to hear and determine the issues and facts to be arbitrated. Within ten (10) days after their selection, the arbitrators so chosen shall select a neutral arbitrator similarly qualified. If the named arbitrators cannot agree on a neutral arbitrator, either arbitrator may make application to any judge of a court of competent jurisdiction, with a copy to both parties, requesting that court to appoint the third arbitrator. The court's selection shall be final and binding on the parties. If either party does not name an arbitrator, the arbitrator named by the other party shall serve as the sole arbitrator.

               (C) Within five (5) days of the appointment of the third arbitrator, each party shall present in writing to the arbitrators (with a copy to the other party) its statement of the issues and facts in dispute. Any question regarding the arbitrability of the dispute shall be decided by the arbitrators. The arbitrators, as soon as possible, but not more than thirty (30) days after their appointment, shall meet at a time and place reasonably convenient for the parties, after giving each party at least ten (10) days notice for the purpose of setting an arbitration hearing and establishing the rules and timing of the arbitration. Unless otherwise agreed in writing, arbitration shall be held in Reno, Nevada. The arbitration hearing shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. If there is any conflict between the provisions of this Lease and the provisions of the Commercial Arbitration Rules of the American Arbitration Association, the provisions of this Lease shall prevail. The failure of a party to appear at the hearing shall not operate as a default. The attendance of all arbitrators shall be required at all hearings. Action of the arbitrators shall be by majority vote. After hearing the parties in regard to the matter in dispute, taking such evidence and making such other investigations as justice requires and as the arbitrators deem necessary, they shall decide the issues submitted to them within ten (10) days thereafter and serve a written, signed copy of the award upon each party.

               (D) The award shall be final and binding on the parties, and judgment on the award may be entered by any court of competent jurisdiction. If the parties settle the dispute in the course of the arbitration, the settlement shall be approved by the arbitrators on request of either party and shall become the award. Fees and expenses of the arbitration shall be allocated between the parties as provided by the arbitrators.

The prevailing party in the arbitration proceedings shall be entitled to receive from the other party reasonable attorneys' fees, costs and expenses to be determined by the arbitrator(s).

11.     MISCELLANEOUS PROVISIONS.

        11.1 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision.

        11.2 Headings. The headings of this Lease are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Lease or any provision hereof.

        11.3 Waivers. No waiver by any party hereto of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the respective party of the same or any other provision. Any party's consent to or approval of any act shall not be deemed to render unnecessary the obtaining of that party's consent to or approval of any subsequent act by the breaching party.

        11.4 Recording. The parties shall execute a Memorandum of Lease, in recordable form, which may be recorded by either party.

        11.5 Right to Inspect. Landlord, or its agents, servants or employees, may enter in and upon the Property or the Premises at any and all reasonable times during normal business hours for the purposes of viewing the same and inspecting the condition thereof.

        11.6 Rent During Holding Over. If Last Chance remains in possession of the Premises, or any part thereof, after the expiration of the Lease Term without the express written consent of Landlord, such occupancy shall be a tenancy from month to month at a rental in the amount provided for in Section 3, plus all other charges payable hereunder, and upon all the terms and conditions of this Lease.

        11.7 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.

        11.8 Covenants and Conditions. Each provision of this Lease performable by Last Chance shall be deemed both a covenant and a condition.

        11.9 Binding Effect and Choice of Law. This Lease shall bind the parties, their personal representatives, successors and assigns. The laws of the State of Nevada shall govern the validity, construction, performance and effect of this Lease. Venue of any action concerning this Lease shall be in Washoe County, Nevada.

        11.10 Attorney's Fees. In the event a party must retain an attorney to enforce this Lease or in the event of litigation which arises as a result of any controversy, dispute, breach or construction of this Lease, the prevailing party shall be entitled to recover, from the other party, all costs, expenses and reasonable attorney's fees incurred in connection with the enforcement efforts or litigation.

        11.11 Landlord's Access. Landlord and Landlord's agents shall have the right to enter the Premises at reasonable times for the purpose of determining Last Chance's compliance with the covenants and conditions of this Lease, inspecting the same, showing the same to prospective purchasers, Last Chances or lenders and making such alterations, repairs, improvements or additions to the Premises as Landlord may deem necessary or desirable.

        11.12 Merger. The voluntary or other surrender of this Lease by Last Chance, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of the Landlord, terminate all of any existing subtenancies, or may, at the option of the Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

        11.13 Approvals. This Lease shall be contingent upon Last Chance receiving any required approvals to operate gaming, bar, restaurant and other commercial retail activities from the Nevada Gaming Authorities, State of Nevada, Washoe County, or any other governmental board, commission or agency that must provide Last Chance approval to operate the Premises. In the event that the Last Chance is unable to secure the required approvals, this Lease shall terminate with no damages claimed by any party against the other.

        11.14 Notices. Whenever under this Lease a provision is made for any demand, notice or declaration of any kind, or whether it is deemed advisable or necessary by either party to give or serve any such notice, demand or declaration to the other party, the notice shall be in writing and served either personally or sent by certified or registered mail, return receipt requested, postage prepaid, addressed to addresses set forth below:

        To:    Prospector Gaming Enterprises, Inc., or
               Target Investments, L.L.C.:

                             Peter Stremmel
                             1400 S. Virginia
                             Reno, Nevada  89502

        With a copy to:
                             David R. Grundy, Esq.
                             Lemons, Grundy & Eisenberg
                             6005 Plumas Street, Suite 300
                             Reno, Nevada  89509

        To Last Chance:      Ferenc B. Szony, President
                             Last Chance, Inc.
                             345 Arlington Ave.
                             Reno, Nevada 89501

        With a copy to:      David R. Wood, Treasurer
                             The Sands Regent
                             345 Arlington Ave.
                             Reno, Nevada 89501

                             and

                             Paul A. Bible, Esq.
                             Bible, Hoy & Trachok
                             201 West Liberty Street, Third Floor
                             Reno, Nevada 89501.

        11.15 Additional Documents. The parties hereto agree to execute any additional documents, including escrow instructions, as may be reasonable and necessary to carry out the provisions of this Lease and option to purchase.

        11.16 No Construction Against Drafting Party. This Lease is not being offered on a take-it-or-leave-it basis. Each party has been given an opportunity to negotiate each term, propose new language or edits to existing language, and has been given an opportunity to have the Lease reviewed by an independent attorney. This Lease is a joint product of all parties and not one party. Therefore, the rule of construction that an ambiguous contract should be construed against the drafting party shall not apply to this Lease.

        11.17 Amendments. This Lease may not be amended, except in writing signed by all parties to this Lease.

        11.18 Expenses. Each party shall pay its own attorneys' fees incurred to document or negotiate this Lease.

        11.19 Integration. This Lease and the other Integrated Agreements constitute the entire agreement by, among and between the parties and their Affiliates hereto and thereto and shall be deemed to constitute a single integrated transaction.

        IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date first written above.

Last Chance, Inc.,                          Prospector Gaming Enterprises, Inc.
a Nevada corporation (Last Chance)          a Nevada corporation (PGE)


By: /s/ Ferenc Szony                        By:    /s/ Peter Stremmel
Its: Pres/CEO                               Its:   President


Target Investments, L.L.C,
a Nevada limited liability company (Target)


By:  /s/ Peter Stremmel
Its:  Partner

        For the purposes of Sections 8.1(L)(i) of this Lease and in consideration of the execution and delivery of the Integrated Agreements by all parties to each of them, the following join in the execution of this Lease and agree to be bound thereby.

/s/ Peter Stremmel                                 /s/ Steve Stremmel
Peter Stremmel                                     Steve Stremmel
Stremmel Capital Group, Ltd.                       Gold Ranch RV Resort, L.L.C.



By: /s/ Peter Stremmel                             By: /s/ Steve Stremmel
Its:  Partner                                      Its:  Manager

State of Nevada       )
                      ) ss.
County of Washoe      )

        This instrument was acknowledged before me on the 27th day of December, 2001, by Peter Stremmel, the Partner Target Investments, L.L.C.

                                                   /s/ Yvonne Cody
                                                   Notary Public

State of Nevada       )
                      ) ss.
County of Washoe      )

        This instrument was acknowledged before me on the 27th day of December, 2001, by Peter Stremmel, the President of Prospector Gaming Enterprises, Inc.

                                                   /s/ Yvonne Cody
                                                   Notary Public

State of Nevada       )
                      ) ss.
County of Washoe      )

        This instrument was acknowledged before me on the 27th day of December, 2001, by Ferenc Szony, the President/CEO, Last Chance, Inc.

                                                   /s/ Yvonne Cody
                                                   Notary Public

State of Nevada       )
                      ) ss.
County of Washoe      )

               This instrument was acknowledged before me on the 27th day of December, 2001, by Peter Stremmel, the Partner Stremmel Capital Group, Ltd.

                                                   /s/ Yvonne Cody
                                                   Notary Public

State of Nevada       )
                      ) ss.
County of Washoe      )

               This instrument was acknowledged before me on the 27th day of December, 2001, by Steve Stremmel, the Manager Gold Ranch RV Resort, L.L.C.

                                                   /s/ Yvonne Cody
                                                   Notary Public